Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-109887 and 333-111650 on Form S-3, and Registration Statement No. 333-109893 on Form S-8, of Pro-Pharmaceuticals, Inc. of our report dated March 30, 2004, appearing in this Annual Report on Form 10-K of Pro-Pharmaceuticals, Inc. for the year ended December 31, 2003.

DELOITTE & TOUCHE LLP

Boston, Massachusetts

March 30, 2004